EXHIBIT 10.6

COLLABORATION AND LICENSE AGREEMENT

Made as of this 12th day of June, 2008 by and between:

Citius Pharmaceuticals, LLCa Massachusetts limited liability partnership, with its principal offices at 381 South Street, Needham, MA 02492 (“Citius”) and

ALPEX PHARMA S.A., a Switzerland Société Anonyme with its principal offices at Mezzovico, Switzerland (“Alpex”). (Citius and Alpex are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

The following sets forth the background for this Agreement:

Alpex conducts pharmaceutical research and development and develops, acquires and licenses proprietary drug delivery technologies that have application to a variety of pharmaceutical products.

Citius, a newly formed limited liability partnership, develops and acquires products, conducts clinical trials to obtain approvals and market the products.

Citius and Alpex share a mutual interest in a collaboration aimed at the further development and commercialization of certain Products (as hereinafter defined) incorporating Alpex Intellectual Property and Citius Intellectual Property (as hereinafter defined).

Citius and Alpex intend to utilize their capabilities, capitalize on each other's expertise, and put forth commercially reasonable efforts to achieve the objectives of this collaboration.

Accordingly, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties agree to the following terms and conditions:

ARTICLE I - DEFINITIONS

“Affiliate” means any entity that directly or indirectly Owns, is Owned by, or is under common Ownership with a Party to this Agreement. “Owns” or “Ownership” means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation's voting securities or a comparable equity interest in any other type of entity.

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“Agency” means the FDA or any successor governmental regulatory authority responsible for granting approvals for the sale of a Product or Products in the Territory.

“Agreement” means this Agreement, together with all exhibits and attachments.

“ANDA” means an “abbreviated new drug application,” as defined in the United States Food, Drug, and Cosmetic Act, as amended, and applicable FDA rules and regulations.

“Alpex Intellectual Property” means the Alpex Patent Rights and the Alpex Know-how.

“Alpex Know-how” means Technical Information Owned, developed or Controlled by Alpex as of the date of this Agreement or during the Term of this Agreement, including, without limitation, the Platform Technology, concerning the development, manufacture, production, quality control, storage, distribution and sale of the Products.

“Alpex Patent Rights” means any patent issued based on a patent application previously or hereafter filed by or on behalf of Alpex or subsequently assigned, licensed or granted to, or acquired by, Alpex in the Territory that is based on an invention relating to the manufacture or use of any of the Products, but only to the extent that said patents or the claims thereof cover the Products, their use, or a process for their manufacture or production.

“Article” means any article of this Agreement.

“Citius Intellectual Property” means the Citius Patent Rights and the Citius Know-how.

“Citius Know-how” means Technical Information Owned, developed or Controlled by Citius as of the date of this Agreement or during the Term of this Agreement, concerning the development, manufacture, production, quality control, storage, distribution and sale of the Products.

“Citius Patent Rights” means any patent issued based on a patent application previously or hereafter filed by or on behalf of Citius or subsequently assigned, licensed or granted to, or acquired by, Citius in the Territory that is based on an invention relating to the manufacture or use of any of the Products.

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“Collaboration Technology” means any Technical Information that is developed or discovered, or conceived and reduced to practice jointly by one or more employees or consultants of Citius and one or more employees or consultants of Alpex pursuant to this Agreement

“Collaboration Term” means the period commencing on the date of this Agreement and ending on the receipt of FDA approval of the last Product to be developed pursuant to this Agreement, unless terminated earlier pursuant to Article XIII, or extended by mutual agreement of the Parties.

“Control” means, with respect to an item of information or intellectual property right, the possession of the ability to grant a license or sublicense as provided for herein under such item or right without violating the terms of any agreement or other arrangement, express or implied, with any Third Party.

“COG’s” means the cost of goods per tablet as established in Exhibit D.

“Default” means the material breach of a material term of this Agreement.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Fiscal Quarter” means each period of three (3) months ending on March 31, June 30, September 30 or December 31.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Improvement” means, as to any Product, any improvement, line extension or modification (including in any such case whether to the same active ingredient molecule comprising the Product or to the same active ingredient molecule in conjunction with other active ingredient molecules comprising the Product in such combination), superior development of the Product and/or delivery technologies (for example, faster onset of action), and other enhancements to the Product or any non-AB Rated Equivalent of the Product.

“Launch” means the date of first commercial shipment of a Product by Citius, its Affiliates, distributors or sublicenses to Third Party customers in the Territory after receipt of Regulatory Approval for such Product from the FDA or other relevant Agency, as may be necessary in the Territory.

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“NDA” means a “new drug application,” as defined in the United States Food, Drug, and Cosmetic Act, as amended and applicable FDA rules and regulations.

“Net Sales” means the total gross sales (number of units shipped times the invoiced price per unit) to Third Parties representing sales invoiced by Citius and its Affiliates and their sublicensees of the Products in the Territory, less deductions for the following to the extent actually paid or included in the gross sales with respect to such Product:

(a) sales and excise taxes and duties (including import duties) paid or allowed by a selling party and any other governmental charges imposed upon the manufacture or sale of the Products, after giving effect to any rebates or refunds relating to such taxes or duties received by Citius;

(b) normal and customary trade, quantity and cash discounts (up to the amount normal and customary in the Territory for early payment of invoices) and rebates and chargebacks (including rebates to social and welfare systems);

(c) allowances, chargebacks and credits to Third Parties on account of rejected, damaged, outdated, returned, withdrawn or recalled Products or on account of retroactive price reductions affecting the Products; and

(d) amounts due to Third Parties on account of rebate payments, including Medicaid rebates.

Taxes, the legal incidence of which is on the purchaser and separately shown on Citius’s or its Affiliates’ invoices, and transportation, insurance and postage charges, if prepaid by Citius or its Affiliates and billed on Citius’s or its Affiliates’ invoices as a separate item, shall not be considered a component of Net Sales. Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP.

Sales between Citius and its Affiliates and their sublicensees shall be excluded from the computation of Net Sales, but Net Sales shall include the first sales to Third Parties that are not Affiliates or sublicensees of Citius by any such Affiliates and sublicensees of Citius. The supply of a reasonable number of Products as commercial samples or for use in clinical studies shall not be included within the computation of Net Sales. Where (i) the Products are sold by Citius or an Affiliate or their sublicensees as one of a number of items without a separate price; or (ii) the consideration for the Products shall include any non-cash element; or (iii) the Products are transferred by Citius or an Affiliate or their sublicensees in any manner other than an invoiced sale, the Net Sales price applicable to any such transaction shall be deemed to be Citius's average Net Sales price for the applicable quantity of Products to the relevant class of customers at that time in the Territory.

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“Patents” means all valid claims in all patent applications, and all continuing and divisional patent applications, continuations-in-part and reissue applications claiming priority to such applications, and all patents issuing there from in the Territory.

“Platform Technology” means the technology developed and owned by Alpex as of the date hereof relating to fast-melt drug formulation processes and techniques.

“Product” or “Products” means the finished pharmaceutical forms of up to three products identified jointly by Citius and Alpex, as listed on the attached Exhibit A, as the same may be modified and in effect from time to time pursuant to the provisions of this Agreement, together with any Improvements to the same.

“Product Success Criteria” means, with respect to any Product, those criteria agreed between the Parties and set forth on the attached Exhibit B.

“Regulatory Approval” means the Product license or marketing approval necessary as a prerequisite for marketing a Product in the Territory.

“Research and Development Plans” means the development program for the Products as provided in Section 4.1 hereof.

“Section” means any section of this Agreement.

“Technical Information” means all techniques and data and other know-how and technical information, including inventions (including patentable inventions), practices, methods, concepts, know-how, trade secrets, documents, computer data, source code, apparatus, clinical and regulatory strategies and data, test data, analytical and quality control data, manufacturing data or descriptions, development information, toxicological data, clinical testing protocols and clinical test data, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information concerning the development, manufacture, production, quality control, storage, distribution and sale of the Products.

“Term” means the period of time specified in Section 2.3.

“Territory” means the United States (including all of its states, territories and possessions), Canada and Mexico.

“Third Party” means any entity other than Alpex or Citius.

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ARTICLE II - LICENSE GRANTS

2.1 License Grants

(a) Subject to the terms of this Agreement (including without limitation, Citius’s marketing obligations under Section 7.1 below), Alpex hereby grants to Citius an exclusive right and license to use Alpex Intellectual Property to develop, use and sell the Products within the Territory, and (on the conditions set forth herein) to manufacture or have Products manufactured by third parties for sale in the Territory. Citius shall have the right to grant sublicenses to the foregoing rights in accordance with the provisions of this Agreement, and shall have the right to assign such rights in accordance with the provisions of Section 14.8 below.

(b) The term “exclusive” as used herein shall operate to exclude all others, including Alpex and its Affiliates.

2.2. Certain Rights; No Implied License

(a) As provided above, the Parties acknowledge and agree that the exclusive licenses granted by Alpex to Citius pursuant to Section 2.1 are limited solely to the Products and the Territory and Alpex does not hereby grant to Citius a license to any Alpex Intellectual Property outside the Territory or for any other products other than the Products.

(b) The Parties acknowledge and agree that the exclusive licenses granted by Alpex to Citius pursuant to Section 2.1 preclude Alpex and its Affiliates from practicing or otherwise using, granting, licensing or otherwise conveying to any Third Party any rights to, the Alpex Intellectual Property in connection with the development, manufacture, sale and/or distribution of the Products in the Territory; provided, however, that the licenses granted by Alpex to Citius hereunder shall not preclude Alpex from practicing or otherwise using, granting, licensing or otherwise conveying to any Third Party the Alpex Intellectual Property outside the Territory or in the development, manufacture, sale, distribution or commercialization of pharmaceutical products other than the Products.

(c) Except as otherwise provided in this Agreement, under no circumstances shall a Party as a result of this Agreement obtain any ownership interest or other right in any technology, know-how, trade secrets, patents, pending patent applications, products, or other Technical Information of the other Party, including items Owned, Controlled, developed by the other, or transferred by the other to such Party at any time pursuant to this Agreement.

2.3 Term. Unless otherwise terminated by the Parties pursuant to Article XIII hereof, this Agreement shall commence on the date hereof and shall expire, as to any Product, on the date when royalty payments are no longer payable on Net Sales of the Product pursuant to Section 8.2 hereof. Upon expiration of this Agreement (with respect to a particular Product as royalty payments are no longer payable hereunder), Citius shall have a fully paid-up, perpetual, royalty-free, non-exclusive, irrevocable license in the Territory to use the Alpex Intellectual Property to develop, use and sell the Products within the Territory, and to manufacture the Products.

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ARTICLE III - OVERVIEW OF COLLABORATION

3.1 Scope of Collaboration. The Parties will work together to research and develop the Products pursuant to this Agreement. All such formulation research and development work shall be conducted under Alpex’s direction according to a Research and Development Plan during the Collaboration Term established for each of the Products as provided herein. All the clinical testing and regulatory filing work will be performed by Citius.

3.2 Product Identification. The Products subject to this Agreement are set forth on the attached Exhibit A. The identity of such Products will be deemed the Confidential Information of both Citius and Alpex and subject to the confidentiality provisions of Article X of this Agreement.

3.3 Recordkeeping. Each Party shall record, to the extent practical, all Technical Information relating to its research and development activities under the Research and Development Plans in written form, which writing shall be consistent with standard practices of each Party and what is normal and customary in the pharmaceutical industry in the United States or as may be required by applicable law or regulation. All such written records of the Parties shall be maintained in a form sufficient to satisfy regulatory authorities.

ARTICLE IV - RESEARCH AND DEVELOPMENT

4.1 Research and Development Plans. The Research and Development Plans, subject to Sections 4.6 and 13.2, for each Product (including tasks, allocation of responsibilities, and estimated development timelines) shall be set forth in the form attached hereto as Exhibit C. The Parties may periodically modify the Research and Development Plans, within the scope of and in a manner consistent with this Agreement, further detail the responsibilities of each Party within the general scope of responsibilities set forth herein, and revise the Research and Development Plans accordingly. The Parties acknowledge that the timelines and dates set forth in the Research and Development Plans are good faith estimates. However, in the event that an estimated development timeline will not be met, the Party with responsibility for meeting that timeline shall notify the other Party and the Parties shall work together in good faith to bring the project back on schedule. Each Party shall be responsible for its own costs except the raw material and certain high value consumables and out of pocket expenses will be paid by Citius.

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4.2 Joint Obligations. (a) Each Party will fund its own costs and expenses in the performance of its research and development obligations provided pursuant to this Agreement and the Research and Development Plans.

(b) The Parties shall keep each other fully informed of the status of the development of each of the Products including, without limitation, providing written reports as requested during the Collaboration Term relating to the Products, stating in reasonable detail all efforts made and in process, and all significant progress achieved.

(c) The Parties shall use their commercially reasonable efforts during the Collaboration Term for each Product to identify any Collaboration Technology.

4.3 Alpex Obligations. (a) Alpex shall use commercially reasonable efforts diligently to perform its obligations under this Agreement, including, without limitation, those set forth in the Research and Development Plans for the Products, all in accordance with all applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect.

(b) Alpex will designate a primary project contact with respect to each of the Products throughout the performance of the Research and Development Plan for the Products. The designated Alpex Personnel shall work together with and cooperate with Citius’s personnel as reasonably requested by Citius throughout the development.

(c) Alpex shall provide to Citius all Alpex Intellectual Property and Technical Information and assistance as may reasonably be necessary for Citius's development, submission for applicable Regulatory Approval and commercialization of the Products, including the Chemistry, Manufacturing and Controls section of the Investigational New Drug and the New Drug Applications. The report shall also include formulation and process development, development of stability indicating methods (including methods for dissolution, assay and stability) and achievement of stability under accelerated stability conditions for two months or under ambient conditions for six months, stability data, methods validation, formulation trials, in-process and finished Products specifications, Product development reports for each of the Products and identification and sourcing of any excipients used in the formulation of the Products, all as more particularly described herein and in the Research and Development Plans for the Products, as the same may be amended by mutual agreement of the Parties from time to time.

(d) Alpex shall maintain records in sufficient detail and otherwise in accordance with good laboratory practices or current good manufacturing practices, as the case may be, and as are required to properly reflect, and will document in a manner appropriate for purposes of supporting any Agency filings, and pre-approval inspections, all work done and results achieved in the performance of the Research and Development Plan relating to any Product (including all data in a form required under any applicable governmental regulations). Subject to the confidentiality provisions of Article X hereof, Alpex shall provide Citius with copies of all such records relating to the Products, provided that Citius shall not use such records or information except to the extent otherwise contemplated by this Agreement.

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4.4 Citius Obligations. (a) Following the completion of the Parties’ joint research and development efforts relating to the Products, Citius shall use commercially reasonable efforts to diligently perform its obligations under this Agreement, including, without limitation, those set forth in the Research and Development Plans for the Products including filing the IND and conducting clinical trials and filing the NDA, all in accordance with all applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect. Citius shall be responsible for all of its own costs and expenses in connection with its development efforts.

(b) Citius shall maintain records in sufficient detail and otherwise in accordance with good laboratory practices or current good manufacturing practices, as the case may be, and as are required to properly reflect, and will document all work done and results achieved in the performance of the Research and Development Plan relating to any Product. Subject to the confidentiality provisions of Article X hereof, Citius shall provide Alpex with the right to inspect such records relating to the Products, provided that Alpex shall not use such records or information except to the extent otherwise contemplated by this Agreement.

(c) Citius shall keep Alpex fully informed as to the continuing status of its development efforts for each of the Products pursuant to the Research and Development Plan for such Products, including the status of the preparation and filing of any Regulatory Approvals with applicable Agencies as well as the anticipated Launch date of the Products and the status of the conduct and completion of pivotal bioequivalence studies. In connection therewith, Citius shall provide to Alpex quarterly reports during the Collaboration Term, stating in reasonable detail all efforts made and in process, and significant progress achieved. In addition, Citius shall promptly communicate to Alpex any material issues or problems. Citius shall include in such reports information concerning the status of the regulatory filings for the Products in the Territory and shall notify Alpex of the substance of all material written communications with any Agencies relating to the Products.

4.6 Discontinuation of Products. (a) Citius may terminate the continuation of the obligations of Alpex and Citius relating to any Product if Citius in its sole discretion should determine that the development and/or commercialization of a Product has been impaired due to (i) difficulties in the development and/or formulation of such Product, (ii) unfavorable action by the FDA relating to such Product, (iii) the likelihood of failing to obtain applicable Agency approvals for such Product (regardless of further steps or submissions that could be made), (iv) concerns with possible infringement claims of Third Parties relating to such Product, and (v) unfavorable market conditions for such Product, including, without limitation, the entry of other competing products and/or price erosion. Upon making such a determination, Citius shall provide written notice to Alpex (a “Product Termination Notice”), which shall provide in reasonable detail the basis on which Citius has elected to discontinue and terminate any further continued efforts relating to such Product (a “Discontinued Product”).

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(b) Upon provision of a Product Termination Notice, (i) the licenses granted to Citius pursuant to Section 2.1 hereof with respect to the Discontinued Product shall terminate and (ii) Citius shall pay to Alpex all accrued payments earned by Alpex up to the date of such termination but not previously paid that relate to the Discontinued Product. Other than as provided in Section 4.6(c) and Section 13.6 hereof, Citius shall have no further obligations to Alpex under this Agreement relating to the Discontinued Product including, without limitation, any royalty payment obligations.

(c) In the event that Alpex elects to continue or resume the development, commercialization or sale, alone or with others, of a Discontinued Product, then Citius shall (A) deliver and assign to Alpex all Technical Information, test data, bioequivalence study results, regulatory filings, Regulatory Approvals, pending Patent applications, reports, records and materials in Citius's possession or control that relate to the Discontinued Product, and (B) return to Alpex all relevant records and materials in Citius's possession or control containing Confidential Information of Alpex that relate to the Discontinued Product. Alpex willreimburse Citius for all costs associated therewith that were previously incurred by Citius, including any payments received from Citius pursuant to Article VIII hereof,by paying to Citius ten percent (10%) of the Net Sales received by Alpex from the sale of the Product until such time as the documented costs and expenses have been reimbursed to Citius.

4.7 Freedom to Operate Analysis. Without limiting any other provision of this Agreement, Citius may obtain, before the initiation of pilot bioequivalence studies for each Product, a freedom to operate analysis from a law firm selected by Citius. Citius may elect not to file for Regulatory Approval for any such Product if any blocking patent (i.e., a patent that in the opinion of such law firm contains one or more valid claims that would be infringed by the development, manufacture or sale of the Product) is identified (the “Initial Freedom to Operate Condition”). In addition, Citius will not Launch a Product unless, within 90 days prior to the anticipated Launch date of the Product, Citius receives an updated freedom to operate analysis from the law firm (or another mutually agreeable firm), the scope of which is reasonably acceptable to each of them, in which no blocking patent is identified (the “Second Freedom to Operate Condition”). The outside costs payable to the law firm in connection with such analyses shall be paid by Citius. Each Party shall bear its own internal costs and expenses. This Section 4.7 shall not be construed as limiting in any manner either Party’s ability to conduct its own analyses from time to time or Citius’s ability to discontinue any Product as provided in this Agreement.

ARTICLE V - MANUFACTURING OF PRODUCTS

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Forecasts, Ordering, Delivery and Purchase Obligations

5.1. Within a reasonable period of time prior to the anticipated Launch Date of a Product, Citius shall submit to Alpex a non-binding forecast of the quantity of each Product that Citius anticipates ordering from Alpex during the first twelve (12) month period thereafter. Citius shall update such forecast every three (3) months thereafter with a rolling twelve (12) month forecast. The quantities set forth in the nearest three (3) month period of each twelve (12) month forecast provided by Citius shall constitute a binding purchase obligation of Citius. With respect to the next nearest three month forecast, Citius will reimburse Alpex for the products actually made or materials actually purchased pursuant to such forecast.

5.2. Alpex shall deliver Product to Citius within ninety (90) days after the date of Citius’s order, unless Citius specifies a later date in such order.

5.3 Alpex shall provide Citius with each shipment of a Product a certificate from Alpex’s quality assurance department that includes the results of quality control testing in accordance with the Specifications and which indicates that the Product contained in the shipment meets the Specifications.

5.4 Except as set forth in Sections 5.8, 5.9, 5.10 and 5.11 below, Citius agrees to buy each Product on exclusive basis from Alpex for the Term of the Agreement. Citius shall not (and it shall not authorize, permit or suffer any of its Affiliates to), directly or indirectly, manufacture, purchase, sell or distribute a Competing Product in the Territory at any time during the Term of this Agreement applicable to a Product.

Product Rejection, Non-Conforming Goods

5.5 Within thirty (30) days from the date of receipt of each delivery of any Product by Citius, Citius shall inspect such Product (Citius hereby acknowledging that its failure to inspect shall not release it from the obligations it would otherwise have had it conducted an inspection as herein contemplated, or provide it with additional rights). Citius shall advise Alpex in writing (a “Rejection Notice”) if a shipment of Product is not in conformity with Alpex’s obligations hereunder or is otherwise defective; provided, however, that Citius’s failure to advise Alpex in a timely manner that a shipment of Product does not conform shall not prejudice Citius’s right to reject or return the Product if the defect or other nonconforming condition which justifies rejection or return could not have been detected by Citius’s inspection in accordance with cGMP. If Citius delivers a Rejection Notice in respect of all or any part of a shipment of Product, then Citius and Alpex shall have thirty (30) days from the date of Alpex’s receipt of such notice to resolve any dispute regarding whether all or any part of such shipment of Product fails to conform with the Specifications or is otherwise defective. Disputes between such parties as to whether all or any part of a shipment rejected by Citius conforms to Specifications shall be resolved in accordance with the provisions of Section 4.2 below. Disputes between the parties as to whether all or any part of a shipment rejected by Citius is otherwise defective shall be submitted to arbitration in accordance with Section 16 of this Agreement.

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5.6 If Citius and Alpex disagree concerning whether the Product delivered pursuant to Section 3 meets Specifications, then Alpex and Citius shall jointly investigate whether the Product meets Specifications. If the parties do not agree after their joint investigation, they shall agree on an independent lab which shall determine whether the Product meets Specifications. Initially, each Party shall bear its own costs and expenses associated with performing such joint investigation and the Parties shall share Third Party costs equally. If such joint investigation or the independent lab concludes that the Product meets the Specifications, then Citius shall reimburse Alpex for Alpex’s out-of-pocket costs and expenses associated with such investigation and the independent lab, and if such joint investigation or the independent lab concludes that the Product does not meet the Specifications, then Alpex shall reimburse Citius for Citius’s out-of-pocket costs and expenses associated with such investigation and the independent lab.

5.7 In the event any Product is appropriately rejected by Citius, Alpex shall replace, at Citius’s locations, such Product with conforming goods as soon as commercially practical. Alpex shall bear all transportation costs, import duties, if any, taxes, insurance and handling costs and any other costs or charges incurred in transporting such replacement Product to the Citius’s location at which such nonconforming Product is located and shall reimburse Citius for all transportation costs, import duties, if any, taxes, insurance and handling costs incurred by Citius in connection with such out of Specification nonconforming Product.

Supply Problems and Alternate Manufacturing

5.8 Notwithstanding any other provision of this Agreement, if Alpex is unable (or anticipates an inability) to manufacture or deliver a Product to Citius, Alpex shall promptly notify Citius in writing of the period for which such inability (or anticipated inability) to so manufacture or delivery is expected. If Alpex is unable to meet Citius's forecasted requirements for a Product as a result of circumstances or events beyond the reasonable control of Alpex, then Citius's obligation to purchase that Product exclusively from Alpex shall be suspended. If Alpex has an inventory of that Product that it is ready, willing and able to deliver to Citius, Citius shall order such remaining inventory. If at any time thereafter Alpex is able to manufacture and deliver that Product to Citius in amounts sufficient to meet Citius's requirements, then Citius's above-stated obligation to exclusively order that Product from Alpex and not to purchase Competing Product shall resume. In the event Alpex is not able to supply Product timely forecast and ordered by Citius, Alpex will pay to Citius an amount equal to the actual documented penalties (but not the lost profits) charged by the customers for late deliveries from Alpex but in no event more than the amount Alpex would have been entitled to hereunder for the Products for which such penalty is incurred. Alpex’s inability to manufacture or deliver sufficient amounts of Product to Citius as described in this Section 2.3 continues for a period of ninety days or more, Citius may terminate the Manufacturing Agreement with respect to such Product by notice in writing to Alpex.

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5.9 In the event Alpex fails to cure its default in manufacturing and supply of Products, and if such default continues for 90 days after the first notice given by Citius, Citius will have the right to seek alternate manufacturing arrangements for the Products. Citius may elect to manufacture or have the product manufactured by third parties. In the event Citius elects to seek alternate manufacturing site, Alpex agrees that the License shall transfer to such manufacturer(s) and Alpex will provide a technology package and technical consulting servicesspecific to the Product sufficient for a skilled manufacturer of similar products using its own manufacturing technology to manufacture the Product.

5.10 In the event that Citius manufactures or has the Products manufactured and Alpex begins marketing the Products outside the Territory, then Citius will make the Products available to Alpex on terms identical to Alpex’s supply terms to Citius.

5.11 Alpex may, in its sole discretion and upon prior written notice sufficient to complete a technology transfer to an alternate manufacturer, elect to either (a) discontinue manufacturing the Product or (b) allow Citius or a third party to manufacture the Product. In such event, the provisions of Section 5.9 with respect to technology transfer will apply. If Alpex elects to discontinue manufacturing, it may only do so upon providing sufficient time and inventory to Citius so as to not disrupt operations.

Recall or Seizure

5.12 In the event Alpex or Citius believes that a Recall may be necessary and/or appropriate, prior to taking any action such party shall immediately notify the other, and Alpex and Citius shall cooperate and cause their respective Affiliates to cooperate with each other in determining the necessity and nature of the action to be taken.

5.13 With respect to any recall, Citius shall make all contacts with the FDA and shall be responsible for coordinating all of the activities required in connection with such recall. Alpex and Citius and their respective Affiliates shall cooperate with each other in recalling the affected Product.

5.14 In the event of any recall or seizure of any Product arising out of, relating to, or occurring as a result of, any act or omission by Alpex, Alpex shall reimburse Citius Manufacturing Cost and all transportation costs, export or import duties, if any, taxes, insurance and handling costs incurred by Citius in respect of such recalled or seized product.

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5.15 For purposes of this Section "recall" means (i) any action by Citius or any Affiliate of either to recover title to or possession of any Product sold or shipped and/or (ii) any decision by Citius not to sell or ship product to third Parties which would have been subject to recall if it had been sold or shipped, in each case taken in the good faith belief that such action was appropriate under the circumstances. For purposes of this Section "seizure" means any action by any government agency to detain or destroy product.

5.16 Any and all disputes or controversies arising under this Section 10 regarding the respective fault of the Parties for recalls shall be first negotiated in good faith and if the Parties fail to resolve the issues then submitted to arbitration in accordance with Section 16 of this Agreement and the award of the arbitrator or arbitrators designated thereunder shall, subject to law, be final and binding upon the Parties hereto.

ARTICLE VI - HEALTH REGISTRATION OBLIGATION

6.1 Regulatory Approvals. Citius shall control and fund all regulatory matters relating to the Products, including using commercially reasonable efforts in the preparation, filing and prosecution of all Agency filings and applications for obtaining Regulatory Approvals for the Products in the Territory which are required in order to commercially sell or use the Products in the Territory and for all subsequent submissions. Citius shall own all such Regulatory Approvals during and after the Term of this Agreement, subject to Section 13.5(b). Alpex shall provide such assistance to Citius in obtaining and maintaining Regulatory Approvals in the Territory as reasonably requested by Citius and as otherwise provided in the Research and Development Plans.

ARTICLE VII - MARKETING OF PRODUCTS

7.1. Marketing. (a) Subject to the overall obligation to use commercially reasonable efforts as determined in Citius’s discretion to maximize the economic opportunity for the Products, Citius shall control and make all decisions regarding the strategy and tactics of marketing, selling and otherwise commercializing the Productsin the Territory, including, without limitation, the method of sales and distribution, organization and management of sales and marketing, packaging and labeling, appointment of distributors pursuant to Section 7.2, and other terms and conditions for such sales and marketing, and shall exercise commercially reasonable efforts in such regard. Citius shall have the right to take into consideration commercial and business factors when making any determination concerning how to price and market a Product and whether to continue to market a Product; and in making such determinations, Citius shall act in accordance with its reasonable business practices and judgment in such regard and in a manner consistent with which Citius evaluates for commercialization other Citius products of comparable market size in the Territory. Upon the Launch of a Product, Citius, either itself or through its Affiliates, or distributors, shall market, distribute and sell the Products and subject to the provisions of Sections 4.6 and 13.2 hereof shall exercise such diligence in this regard as shall be reasonable in light of the size of the market and potential market for the applicable Product and in a manner consistent with which it markets other Citius products of comparable market size in the Territory.

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(b) Notwithstanding the foregoing, subject to the provisions of Sections 4.6 and 13.2, Citius (i) shall use commercially reasonable efforts to file for Regulatory Approval in the Territory within six (6) months of the satisfaction of the Product Success Criteria for such Product, and (ii) must Launch such Product within three (3) months of receipt of Regulatory Approval of such Product in the Territory; provided, however, that if in Citius’s reasonable determination there shall exist in the Territory a patent or other intellectual property of a Third Party that would prevent or substantially impair Citius’s manufacture, use, sale, offer for sale or importation of such Product (provided that the Product Success Criteria for such Product has been achieved as provided herein), then Citius shall have six (6) months from the later of (A) the expiry of such patent or other right and (B) the receipt of Regulatory Approval of such Product in the Territory to Launch such Product in the Territory. In the event Citius fails to meet the timelines provided in this Section 7.1(b) for a Product, the license granted by Alpex to Citius pursuant to Section 2.1 relating to such Product shall, at the election of Alpex, become a non-exclusive license in the Territory.

7.2. Distributors. Citius may designate and appoint one or more Third Parties to act as its agent(s) in connection with the marketing, sale and distribution of the Products in the Territory.

7.3. Regulatory Compliance. Citius shall use commercially reasonable efforts to comply with applicable regulations regarding procedures for reporting to appropriate Agencies in the Territory, and to appropriately report, investigate, issue responses and execute any corrective action plan to post-marketing Product complaints/field reports in a timely manner in accordance with applicable regulations.

7.4. No Restrictions on Business. Citius agrees that Alpex is in the business of developing, manufacturing and selling pharmaceutical products and that nothing in this Agreement shall be construed as restricting such business or imposing on Alpex the duty to develop, register, manufacture, market and/or to sell the Product hereunder to the exclusion of or in preference to any other product or otherwise preclude Alpex from developing or practicing any Alpex Intellectual Property or developing independent pharmaceutical products.

Alpex agrees that Citius is in the business of developing, manufacturing and selling pharmaceutical products and that nothing in this Agreement shall be construed as restricting such business or imposing on Citius the duty to develop, register, manufacture,market and/or to sell the Product hereunder to the exclusion of or in preference to any other product or otherwise preclude Citius from developing or practicing any Citius Intellectual Property or developingindependent pharmaceutical products.

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ARTICLE VIII – RESEARCH AND DEVELOPMENT, MANUFACTURING AND ROYALTY PAYMENTS

8.1 R and D Cost Reimbursements. (a) In consideration of Alpex’s commitment to provide its research and development obligations as provided herein, including, without limitation, under the Research and Development Plan for each of the Products and for the licenses granted to Citius hereunder, Citius agrees to reimburse Alpex its out-of-pocket costs, for the Products developed hereunder and more precisely for the followings:

(i) Payments for the purchase of active pharmaceutical ingredient (“API”) for the development and manufacture of clinical testing batches;

(ii) High value laboratory consumables such as HPLC columns.

(iii) any other material out-of-pocket cost, to be agreed in advance with Citius.

8.2 Royalty Payments for Direct Sales.

(a) Alpex Manufactures the Product. Citiuswillpay Alpex twenty-five percent (25%) of Net Sales of the Products sold by Citius or Citius Affiliates in the Territory as Royalty and COG to Alpex regardless of the net selling price andstrength of the tablet. The 25% includes the COG.

(b) Alpex Does Not Manufacture the Product. In the event that a third party manufactures the product as provided for in Sections 5.8 – 5.11 hereof, Citius (or its applicable Affiliate) will pay Alpex thirteen percent (13%) of Net Sales of the Products sold by Citius or Citius Affiliates in the Territory as Royalty.

8.3 Sublicense Payments. In the event that Citius sublicenses the Products to unaffiliated third parties, Citius will first receivefrom the milestone and down payments and royalties on sales, Citius’s out of pocket cost related to the development, clinical studies and regulatory filings and incidental expenses related to obtaining the regulatory approvalsfor the Products. Out of pocket costs shall not include salaries and General and Administrative costs incidental to operating Citius. After such costs are recovered, allpayments (e.g. Milestones, Royalty and other payments) received by Citius from a sublicensee will be shared seventy-five percent (75%) to Citius and twenty-five percent (25%) to Alpex. In addition,Alpex will be paid the COG’s per tablet (provided such tablet is manufactured by Alpex) as notedin 8.4 below. In the event manufacturing is transferred to a third party as provided for herein (i.e. election by Alpex not to manufacture or default by Alpex) the COG’s payment will not be due to Alpex, but the Royalty provided for in 8.2 (b) above will continue. Citius will use commercially reasonable efforts to negotiate royalty rates favorable to Citius and Alpex.

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8.4 Manufacturing Payments. Citiuswill order all Products in complete batch quantity (or one million tablets, whichever is greater). If Alpex purchases the Products from Citus it will also order full batch quantity and Alpex will pay Citius its COG’s per tablet FOB one destination for sales outside the Territory.

8.5 COG Adjustment. The COG’s provided for herein will be subject to the following adjustments:

(a) in the event the cost of API is greater than $1000/kg at the time of purchase of the API for fulfilling Citius forecast/orders, Alpex will be allowed to pass on the amount greater than $1,000/kg.

(b) in the event the cost of API is less than $500/kg at the time of purchase of the API for fulfilling Citius forecast/orders, the amount below $500/kg will be passed on to Citius.

(c) the parties will review the CoG’s based on the Swiss National Bank cost of living index, provided that the first such review will take place only after 5 years from the Effective Date of the Agreement and any adjustment will apply from and after the review date.

8.6 Alpex will have the right to use clinical data generated by Citius to file for approvals and market the Products outside the Territory. In such event, Alpex will pay Citius 13% of net sales as Royalty if Alpex markets the product on its own. It the event Alpex licenses the Product to third parties for sale, Alpex shall first be entitled to recoupfrom any milestone, down payments and Royalties from such sales Alpex’ out of pocket cost related to the development, clinical studies and regulatory filings and incidental expenses related to obtaining the regulatory approvalsfor the Products. Out of pocket costs shall not include salaries and General and Administrative costs incidental to operating Citius. After such costs are recovered, allpayments (e.g. Milestones, Royalty and other payments) received by Alpex from a sublicensee will be sharedseventy-five percent (75%) to Alpex and twenty-five percent (25%) to Citius.

8.7 Unless terminated by mutual agreement or pursuant to Article XIII hereof, the Party’s royalty payment obligations for each Product shall expire on the date that is twenty (20) years following Launch of such Product in the Territory.

8.8 The Parties acknowledge and agree that other than the royalty payments on Net Salesand sublicenses with respect to the Products (whether from Citius sales or a Citius sublicense sale), the manufacturing payment (for COG) provided in Sections 8.2, 8.3, 8.4 and 8.5,the development payments provided inSection 8.1 hereof, and all other payments, indemnity and reimbursement obligations set forth in this Agreement, Alpex shall not be entitled to any amounts received by Citius or its Affiliates from the use, commercialization, license or sale of its rights under this Agreement, regardless of the form or manner of payment.

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8.9 Payments

(a) The payments payable under Section 8.1 will be paid within the time period specified for such payment.

(b) The Party having primary responsibility for the completion of the applicable milestone shall provide written notice to the other Party not later than fifteen (15) days following the satisfaction of such milestone.

(c) Royalties payable under Sections 8.2and 8.3 will be paid not later than thirty (30) days following the end of each Fiscal Quarter, or as soon thereafter as may be practicable in order for Citius to determine the royalty payable. All payments shall be accompanied by a report in writing showing for the Fiscal Quarter for which such royalty payment applies: (a) the Net Sales of the Products (along with a detailed description of the calculation thereof); (b) the royalties payable pursuant to Sections 8.2and 8.3 in United States dollars, which have accrued based upon the Net Sales of the Products; and (c) the withholding taxes, if any, required by law to be deducted with respect to such royalties and the amounts paid to the appropriate governmental authority with respect to such royalties.

8.10 Withholding Taxes. Citius shall be entitled to deduct from its payments to Alpex the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts payable by Citius, or any taxes in each case required to be withheld by Citius to the extent Citius pays the appropriate governmental authority on behalf of Alpex such taxes, levies or charges. Citius shall deliver to Alpex, upon its request, proof of payment of all such taxes, levies and other charges and appropriate documentation which is necessary to obtain a tax credit, to the extent such tax credit can be obtained.In the event that Citius is able to obtain a refund, credit or other value from a third party with respect to a withholding tax payment (a “Recoupment”) it will promptly remit to Alpex Alpex’s proportionate share of such Recoupment.

8.11 Alpex Audit. Citius shall maintain, and Citius shall require its Affiliates and sublicensees to maintain, at their respective offices accurate and complete books and records of the Net Sales of the Products, consistent with sound business and accounting practices. Upon the written request of Alpex, but not more than once in any calendar year, Citius shall permit an independent certified public accounting firm of nationally recognized standing, selected by Alpex and acceptable to Citius, to have access during normal business hours to such records of Citius as shall be necessary to verify the accuracy of the royalty reports provided hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Alpex only whether the records are accurate or not and the specific details concerning any discrepancies, and shall provide a copy of its report to Citius. No other information shall be shared. If the audit of royalties shows an underpayment of royalty payments by Citius of more than five percent (5%), then the expenses of the audit of royalties shall be borne by Citius; otherwise the expenses of the audit of royalties shall be borne by Alpex. If such accounting firm concludes that additional royalties were owed or that royalties were overpaid during such period, Citius shall pay the additional royalties or Alpex shall credit or pay Citius such overpayment within thirty (30) days of the date that such accounting firm's written report is delivered to the parties.

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8.12 Confidential Financial Information. Alpex shall treat all financial information subject to review under Section 8.5 hereof as confidential information of Citius, and shall retain and shall cause its employees and agents to retain, all such financial information in confidence.

ARTICLE IX - PATENTS

9.1. Alpex Patent Filings, Prosecution and Maintenance

(a) Alpex shall use commercially reasonable efforts in the filing, prosecution and maintenance of any Alpex Patent Rights in the United States, using patent counsel of its choice.

(b) Each of the Parties acknowledges and agrees that the Alpex Patent Rights may have application independent of the Products that are the subject of this Agreement and that, subject to the provisions of this Section 9.1, Alpex shall decide, in its sole discretion, how best to file, prosecute and maintain the Alpex Patent Rights.

(c) Alpex shall have the first right as provided hereunder to prepare, file, prosecute and maintain the Alpex Patent Rights in the Territory. Alpex shall keep Citius reasonably apprised of all such prosecution activities relating to the Alpex Patent Rights. If Alpex elects not to pursue the prosecution of any of the Alpex Patent Rights in the Territory, and if no licensee of Alpex prior in time to Citius has elected to assume the prosecution of such patent rights,then in each such case Alpex shall so notify Citius promptly in writing and to the extent reasonably practical, in sufficient time to enable Citius to meet any deadlines by which an action must be taken to establish or preserve any such rights in the Alpex Patent Right in the Territory. Upon receipt of any such notice, Citius shall have the right, but not the obligation, to pursue the prosecution of such Alpex Patent Right in the Territory. If Citius elects to prosecute such Alpex Patent Right in the Territory, then Citius shall promptly notify Alpex in writing of such election, Citius shall thereafter have sole control of the prosecution of such Licensed Patent Right in the Territory and may pursue such patent claims in such Alpex Patent Right in the Territory.

(d) Citius may in its discretion file, prosecute and maintain any Citius Patent Rights as it may deem desirable in connection with its manufacture of the Products.

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9.2. Enforcement of Alpex Patent Rights (a) In the event that Alpex or Citius become aware of actual or threatened infringement of any of the Alpex Patent Rights, or in the event that a declaratory judgment action is brought alleging invalidity, unenforceability, or non-infringement of any Alpex Patent Right, such Party shall promptly notify the other Party in writing of such infringement or action and supply the other Party with all evidence possessed by the notifying Party pertaining to and establishing said infringement or other action. Alpex shall have the first right, but not the obligation, to bring an infringement action against the alleged infringer or to defend such declaratory judgment action. If Alpex, or a licensee of Alpex prior in time to Citius does not commence a particular infringement action or defense of such declaratory judgment action within forty-five (45) days of its notice thereof, Citius, after notifying Alpex in writing, will be entitled to bring the infringement action or defend the actionat Citius’ cost and expense; provided, that Alpex shall provide reasonable cooperation as the owner of the Alpex Patent Right. Citius’s election to bring the infringement action or defend the action shall be deemed to be an election by Citius to continue the prosecution of such Alpex Patent Right under Section 9.1(c) above. The Party conducting the action will have full control over its conduct, including the settlement thereof; provided, however, that no settlement of an action will be made without the consent of the other Party (which consent shall not be unreasonably withheld) if such settlement would result in injunctive relief or liability being imposed against the other Party. Citius's rights under this Section 9.2 shall be limited solely to cases of infringement of the Alpex Patent Rights in the Territory which relate to Products which continue to be developed or commercialized in the Territory.

(b) In the event the action is brought or defended by Alpex, allmonies recovered upon the final judgment or settlement of any such action, shallbe for the account of Alpex.

(c) In the event the action is brought or defended by Citius,any recovery will be used first, to reimburse each of Citius and Alpex on a pro rata basis for its out-of-pocket expenses relating to the action and second, any remaining balance shall be shared between Citius and Alpex on a pro rata basis based upon the ratio of costs and expenses incurred by each Party, respectively, in connection with such action.

9.3 Injunction and/or Failure to Obtain Third Party License. Without limiting any other remedy that may be available to Citius under this Agreement, Citius shall have the right to terminate this Agreement as to any one or more Products, or in its entirety, immediately upon written notice to Alpex if at any time during the term of this Agreement: (i) a permanent injunction is issued by a court of competent jurisdiction enjoining Citius's sale of any of the Products in any part of the Territory, or (ii) Citius ceases the sale of any of the Products in the Territory as a result of a failure of either Party to obtain, upon commercially reasonable terms, a license (or immunity from suit) from a Third Party alleging infringement.

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9.4 Reimbursement of Citius Payments. Without in any way limiting any other remedies Citius may have, to the extent Citius or its Affiliates make any payments in connection with any of the foregoing and Alpex does not promptly and fully reimburse Citius for any and all amounts incurred or spent by Citius or its Affiliates, such amounts may be deducted by Citius against milestones and/or royalty payments payable to Alpex under this Agreement, until such time as Alpex has fully reimbursed Citius and its Affiliates, or Citius has fully recovered such amounts from milestone royalty payment deduction.

ARTICLE X - CONFIDENTIALITY

10.1. Confidentiality and Non-Use Obligations. (a) During the Term of this Agreement and for five (5) years thereafter without regard to the means of termination, neither Citius nor Alpex shall use, for any purpose other than the purposes of this Agreement, reveal or disclose to any Third Party information and materials disclosed by the other Party (whether prior to or during the Collaboration Term of this Agreement), and marked as confidential or for which the receiving Party knows or has reason to know are or contain trade secrets or other proprietary information of the other Party (the “Confidential Information”) without first obtaining the written consent of the other Party.

(b) The Parties shall take all reasonable precautions to prevent the use or disclosure of such Confidential Information without first obtaining the written consent of the other Party, except (i) as may be required for securing Regulatory Approval, including pricing approval in the Territory, or as may otherwise be required to be disclosed to an Agency in the Territory; or (ii) as required in connection with any filings made by the Securities and Exchange Commission or similar non-U.S. regulatory authorities or by the disclosure policies of a major stock exchange. Each Party agrees that prior to the release or dissemination of the other Party’s Confidential Information to any Affiliate or sublicensee, such Party shall cause the person to whom such Confidential Information is to be released to be bound by a confidentiality agreement providing for a level of protection of such Confidential Information at least equivalent to the terms of this Article X.

(c) These restrictions upon disclosure and use of Confidential Information shall not apply to any specific portion of Confidential Information which:

(i)	is Confidential Information which can be demonstrated by the recipient to have already been in the possession of the recipient at the time of disclosure by the other Party;

(ii)	is or later becomes available to the public, as evidenced by documents which were generally published, other than by Default by the Party;

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(iii)	is received from a Third Party having legitimate possession thereof and the independent legal right to make such disclosure;

(iv)	is information developed by the Party entirely without reference to or use of Confidential Information, as established by probative documentary evidence; or

(v)	is required to be disclosed by law or government regulation.

(d) Citius shall restrict the review and disclosure of any patent applications to be filed by Alpex to (i) Citius’s executive officers and outside patent counsel, until such time as such patent applications have been filed. Following the filing of the Alpex Patent applications such patent applications shall continue to be deemed Confidential Information subject to the provisions of this Article X.

10.2. Press Releases and Public Announcements. Neither Party to this Agreement shall issue any press release or other publicity materials, or make any public presentation with respect to the terms or conditions of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). The restrictions provided in this Section 10.2 shall not apply to disclosures deemed by Citius in its discretion to be required by law or regulation, including as may be required in connection with any filings made with the Securities and Exchange Commission or similar non-U.S. regulatory authority, or by the disclosure policies of a major stock exchange.

ARTICLE XI - REPRESENTATIONS AND WARRANTIES

11.1. Legal and Governmental Compliance. Each Party shall comply with all laws, rules and regulations applicable to the activities undertaken by such Party hereunder.

11.2. Alpex Representations and Warranties. Alpex represents and warrants to Citius that the following are true and correct as of the date hereof:

(a)

Alpex is a Swiss Société Anonyme duly organized, validly existing, and in good standing under the laws of Switzerland and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all jurisdictions in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

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(b)

Alpex has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Alpex. This Agreement has been duly and validly executed by Alpex. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Alpex, enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's right and remedies generally.

(c)

The execution, delivery and performance of this Agreement does not, and the consummation of the transactions herein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on Alpex, or result in a breach of any term of the certificate of incorporation or by-laws of Alpex or any contract, agreement or other instrument to which Alpex is a party, except in each case to an extent not material.

(d)

Alpex is the sole owner of the entire right, title and interest in and to the Alpex Patent Rights and the Alpex Know-how and no other Person (including any government) has any license, claim or other right or interest in or to the Alpex Patent Rights or the Alpex Know-how.

(e)

To Alpex’s knowledge, the use of the Alpex Intellectual Property in the development, manufacture and sale of the Products will not infringe, misappropriate or otherwise conflict with any intellectual property or other rights of any Third Party.

(f)	Alpex is not aware of any infringement of the Alpex Patent Rights or any misappropriation of the Alpex Know-how by any Third Party.

(g)

There are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the Alpex Patent Rights, or the Alpex Know-how pending against or, to Alpex’s knowledge, threatened against Alpex or its Affiliates in any court or by or before any governmental body or agency.

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11.3. Representations and Warranties of Citius

Citius represents and warrants to Alpex that the following are true and correct as of the date hereof:

(a)

Citius is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b)

Citius has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Citius. This Agreement has been duly and validly executed by Citius. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Citius enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's rights and remedies generally.

(c)

The execution, delivery and performance of this Agreement does not, and the consummation of the transactions therein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on Citius or result in a breach of any term of the certificate of incorporation or by-laws of Citius or any contract, agreement or other instrument to which Citius is a party, except in each case to an extent not material. No authorization is required by Citius for the execution, delivery, or performance of this Agreement by Citius, except in each case to an extent not material.

(d)

Citius follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and nondisclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and nondisclosure agreements.

11.4. Limitation on Warranties. Except as expressly provided in this Agreement, neither Party makes any representation or warranty to the other, whether express or implied, either in fact or by operation of law, by statute or otherwise, and both Parties specifically disclaim any and all implied or statutory warranties, including, without limitation, any warranty of merchantability or warranty of fitness for a particular purpose. In addition, each Party understands and agrees that neither Party warrants or commits that the Products will be successfully developed, be submitted for applicable Regulatory Approval (except as expressly required under this Agreement), receive applicable Regulatory Approval or be successfully marketed or commercialized. Without limiting the indemnity obligations set forth in Article XII for the items described therein, neither Party shall have liability or responsibility to the other Party for any such failure in the research and development, Agency approval, manufacturing, marketing or sales efforts, except to the extent such failure results from the Party’s willful misconduct or gross negligence.

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ARTICLE XII - INDEMNIFICATION; INSURANCE ; LIMITATION OF LIABILITY

12.1. Indemnity.

(a) Citius Indemnification. Citius agrees to indemnify and hold forever harmless Alpex and its Affiliates and each of their agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense, liability, physical or emotional injury or death, loss of service or consortium, including reasonable attorney's fees (“Loss”) arising from or in connection with (i) the development, manufacture, use, offer for sale, sale or importation by Citius or its Affiliates in the Territory of the Products developed under this Agreement or the pharmacological use of the Product in the Territory, except for any Loss for which Alpex has agreed to indemnify Citius pursuant to Section 12.1(b) below; (ii) the breach or inaccuracy of any representations, warranties or covenants made by Citius in this Agreement; and (iii) the gross negligence or willful misconduct of Citius or its Affiliates or any of their agents, directors, officers or employees.

(b) Alpex Indemnification. Alpex agrees to indemnify and hold forever harmless Citius and its Affiliates and each of their agents, directors, officers and employees from and against any Loss arising from or in connection with: (i) the breach or inaccuracy of any representations, warranties or covenants made by Alpex in this Agreement; (ii) Alpex’s or its Affiliates' research and development of the Products or the activities of any Alpex Personnel in connection with the development, manufacture, use, sale, storage or handling of any Products; (iii) any allegation by a Third Party that that use of the Alpex Intellectual Property in the development, manufacture or sale of any Product infringes a Third Party’s intellectual property (an “Infringement Claim”)provided, however, that such indemnity shall not extend to any manufacturing or sales occurring after Citius has been advised by Alpex to cease selling Products affected by an Infringement Claim; (iv) the negligence or willful misconduct of Alpex or its Affiliates or any of their agents, directors, officers or employees; and (v) the development, manufacture, use, offer for sale, sale or importation of any Product by Alpex or any of its Affiliates or any of their distributors, sublicensees or agents, or the pharmacological use of any Product outside the Territory.

12.2 Procedure. A Party seeking indemnity hereunder (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) upon being notified or otherwise made aware of a suit, action or claim; provided that failure to provide such notice shall not affect the obligation of the Indemnifying Party to indemnify except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall defend and control any proceedings, and the Indemnified Party shall be permitted to participate at its own expense, unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the Indemnifying Party shall pay for the Indemnified Party's separate counsel pursuant to Section 12.1 above. The Indemnifying Party may not settle the suit or otherwise consent to any judgment in such suit without the written consent of the Indemnified Party (such consent not to be unreasonably withheld). The Parties shall cooperate in the defense of any Third Party claim. The Parties acknowledge and agree that the indemnity provisions of Section 12.1 shall comprise the Parties' sole remedy relating solely to the items for which indemnity is described and provided in Sections 12.1(a) and (b) above.

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12.3 DISCLAIMER. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR EXPENSES, INCLUDING DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

12.4 Insurance. During the term of this Agreement and for a period of five (5) years after its expiration or earlier termination, each Party shall obtain, at its sole cost and expense, liability insurance applicable to its performance under this Agreement, that meets the following requirements

(a) the insurance shall insure such Party against all liability related to its activities relating to the development, manufacture or sale of Products (whether such Party's liability arises from its own conduct or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, and any contractual indemnity obligations imposed by this Agreement; and

(b) the insurance shall be in amounts that are reasonable and customary in the United States in the pharmaceutical industry, but in no event shall liability insurance relating to manufacture, sale or distribution of a marketed Product maintained by such Party cover less than five million U.S. dollars (U.S. $5,000,000) per occurrence (or claim) and an annual aggregate of five million U.S. dollars (U.S. $5,000,000). All such policy shall include a contractual endorsement naming the other Party to this Agreement as an additional insured and require the insurance carriers to provide such other Party with no less than thirty (30) days' written notice of any change in the terms or coverage of the policies or their cancellation. Similarly, if Alpex purchases product from Citius for sale outside the Territory, Alpex shall obtain insurance customary for each of the country or region that Alpex sells the product.

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ARTICLE XIII - TERM; TERMINATION

13.1. Term. This Agreement shall take effect as of the date hereof and shall continue in effect as to any Product until the expiration of Citius's royalty payment obligations pursuant to Section 8.7, unless earlier terminated in accordance with the provisions of this Article XIII.

13.2. Citius Product Specific Termination. Citius may terminate this Agreement as to a specific Product or Products upon the occurrence of any of the following:

(a) Alpex shall have failed to comply with its research and development obligations for a Product in accordance with the terms of this Agreement and the Research and Development Plan for such Product; or

(b) A Product fails to meet the Product Success Criteria for such Product following the completion of the pilot bioequivalence studies provided in the Research and Development Plans;

(c) Citius shall have determined to terminate or discontinue the Research and Development Plan relating to a Product in accordance with Section 4.6; or

(d) Citius shall have reasonably determined to terminate or discontinue the development and/or commercialization of a Product as a result of an Infringement Claim having been filed, or threatened, against Citius or Alpex relating to Alpex or Citius's development of a Product, Alpex or Citius's manufacturing of a Product or Citius's marketing and/or sale of a Product in the Territory.

Citius shall exercise its right of termination relating to a specific Product or Products by the provision of written notice to Alpex within sixty (60) days of the occurrence of any of the events set forth in this Section 13.2, such notice to contain the details supporting such termination. Upon the provision of such notice, the Parties’ rights and obligations under this Agreement relating to any Product or Products identified in such notice (exclusive of the confidentiality obligations of Article X and indemnity obligations of Article XII hereof, each of which shall survive such Product termination) shall terminate and be of no further force or effect and the license grant made by Alpex to Citius pursuant to Section 2.1 of this Agreement solely relating to such Product shall terminate, subject to the provisions of Section 4.6. Notwithstanding the foregoing, termination of this Agreement with respect to any specific Product or Products shall not impair, amend or otherwise alter the Parties right and obligations under this Agreement with respect to the remaining Products for which no such notice of termination has been provided hereunder.

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13.3 Citius Termination Right. Citius may terminate this Agreement in accordance with the provisions of Section 9.3 hereof.

13.4. Termination of Agreement by the Parties. This Agreement may be terminated:

(a) By mutual written consent of each of Alpex and Citius; or

(b) Upon written notice by a Party if (i) the other Party shall have been dissolved, ceased active business operations or liquidated, unless such dissolution, cessation or liquidation results from reorganization, acquisition, merger or similar event, or (ii) bankruptcy or insolvency proceedings, including any proceeding under Title 11 of the U.S. Code, have been brought by or against the other Party and, in the event such a proceeding has been brought against the other Party, remains undismissed for a period of sixty (60) days, or an assignment has been made for the benefit of such Party's creditors or a receiver of such Party's assets has been appointed (a ”Bankruptcy Event”); or

(c) By Alpex if Citius fails to pay Alpex amounts due and payable to Alpex hereunder and fails to cure such breach within thirty (30) days after written notice by Alpex of its intention to terminate, unless any such amount is being contested by Citius in good faith; or

(d) By either Citius or Alpex, upon sixty (60) days prior written notice, if the other Party is in Default, and fails to cure such breach within sixty (60) days following receipt of written notice from the non-breaching Party specifying the breach to be cured.

13.5. Consequences of Termination. (a) At the time of any termination of this Agreement as to any Product(s), the provisions of Section 4.6 shall apply to each Product as a Discontinued Product.

(b) If terminated pursuant to Section 13.4 (d) by Citius, if any Product has been Launched prior to such termination then Citius shall have the option to maintain in effect the license granted hereunder respecting such Product, subject to Citius’s obligation to pay royalties under Section 8.2 above. Citius shall own all Regulatory Approvals relating to such Productsand Alpex will have a royalty free non-exclusive right to utilize the contents of applications for such Regulatory Approvals.

(c) If terminated pursuant to Section 13.4 by Alpex, all rights and license granted to Citius will terminate and revert to Alpex.

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13.6. Surviving Rights. Termination of this Agreement for any reason shall be without prejudice to:

(a) The rights and obligations of the parties provided in Sections 8.6 and Articles X and XII hereof, all of which shall survive such termination;

(b) Any other rights, obligations or liabilities which shall have accrued to the benefit of either Party prior to such termination (including without limitation Citius's rights under Sections 4.6 and 13.5 and Citius’s obligation to pay all payments which shall have accrued hereunder up to and including the effective date of such termination), all of which shall survive such termination; and

(c) Any other rights of remedies provided at law or in equity which either party may otherwise have against the other.

ARTICLE XIV - MISCELLANEOUS

14.1. Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or loss on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure and given prompt notice to the other Party.

14.2. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent via overnight courier, sent by facsimile, or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

Notices for Alpex shall be sent to:

Alpex Pharma S.A.

Via Cantonale

6805 Mezzovico, Switzerland

Attn: Managing Director

Telephone: +41 91 935 51 10 / 11

Telecopier: +41 91 935 51 20

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Notices for Citius shall be sent to:

Citius Pharmaceutical Inc.

381 South Street

Needham MA 02492

USA

or to such other person or entity or at such other address as any party shall designate by notice to the other in accordance herewith.

Notices provided in accordance with this Section 14.2 shall be deemed delivered (i) upon personal delivery with signature required, (ii) one Business Day after they have been sent to the recipient by reputable overnight courier service (charges prepaid and signature required) (iii) upon confirmation, answer back received, of successful transmission of a facsimile message containing such notice if sent between 9 a.m. and 5 p.m., local time of the recipient, on any Business Day, and as of 9 a.m. local time of the recipient on the next Business Day if sent at any other time, or (iv) three Business Days after deposit in the mail. The term “Business Day” as used in this Section 14.2 shall mean any day other than Saturday, Sunday or a day on which banking institutions are not required to be open in the State of Massachusetts or the country of Switzerland.

14.3. Governing Law; Dispute Resolution

(a) This Agreement shall be governed by the laws of State of New York as such laws are applied to contracts entered into and to be performed within such state, as though made and to be fully performed therein without regard to conflicts of law principles thereof. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

(b) The Parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of a Default or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a “Dispute”) through negotiations between senior executives of Citius and Alpex. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of notice of the Dispute, then the Parties agree to submit the Dispute to non-binding mediation on terms and procedures to be mutually agreed to for a period of sixty (60) days. Any mediation proceedings shallbe treated as settlement discussions and therefore shallbe confidential, and no mediator may testify for either Party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each Party shallbear its own costs and expenses of mediation, and the Parties shall share equally the fees and expenses of the mediator.

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(c) If the Dispute is not resolved through negotiations or mediation as set forth above, then either Party may commence litigation; provided, that this Section 14.3 shall not be construed to prevent a Party from seeking injunctive relief without observing the requirements of Section 14.3(b).

14.4. Non-waiver of Rights. Except as specifically provided for herein, the waiver from time to time by any of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

14.5 No Agency. Neither Party shall by virtue of this Agreement have any power to bind the other to any obligation nor shall this Agreement create any relationship of agency, partnership or joint venture.

14.6 Severability. If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) subject to clause (ii) of this Section 14.6 the remainder of this Agreement, or the application of such term, covenant or condition other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable.

14.7. Entire Agreement. This Agreement, including the exhibits and schedules hereto as in effect from time to time pursuant to the terms hereof, sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto in the scope of the collaboration, and supersedes and terminates all prior agreements and understanding between the parties under this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

14.8. Assignment. No Party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other Party having been obtained, assign or transfer this Agreement to any Third Party, provided, however, that any Party may assign or transfer this Agreement to any Affiliate, provided that the assigning Party shall guarantee the performance of that Affiliate, or to any successor by merger of such Party of its pharmaceutical business, or to the Purchaser of all or substantially all of such assets of its pharmaceutical business, without the prior written consent of the other Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

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14.9. Facsimile Execution. This Agreement may be executed in facsimile counterparts each of which is hereby agreed to have the legal binding effect of an original signature. The Parties hereto agree to forward the original signatures by overnight mail to the other Party upon execution.

14.10. License Survival During Bankruptcy. All rights and licenses granted under or pursuant to this Agreement to the Alpex Intellectual Property are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “Intellectual Property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The parties agree that Citius, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Citius of its obligations under this Agreement. The parties further agree that, in the event Alpex elects to terminate this Agreement because of a Bankruptcy Event and Citius elects to continue the licenses under this Agreement as contemplated by the preceding sentence, then Citius shall be entitled, upon reasonable request, to have access, in confidence, to such of Alpex Intellectual Property not already in Citius's possession, as shall be reasonably necessary to make use of the license rights under this Agreement without participation by Alpex.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

CITIUS PHARMACEUTICALS, LLC.

Date: _________________________________	By:
Name:
Title:

ALPEX PHARMA S.A.

Date: _________________________________	By:
Name:
Title:

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EXHIBIT A

Product Identification and Description

All Products shall be orally disintegrating tablets

Proprietary or Generic Name
Phentermine Hydrochloride 37.5 mg

Phentermine Hydrochloride 30 mg

Phentermine Hydrochloride 15 mg

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EXHIBIT B

PRODUCT SUCCESS CRITERIA

•	Alpex –

o	Produce commercially viable orally disintegrating tables with acceptable appearance, taste, strength, hardness and friability.

o	Obtain acceptable stability under accelerated conditions.

o	Provide sufficient quantities of each strength for clinical testing.

o	Reformulate to try to achieve positive result of bio-equivalnce study performed by Citius, if necessary.

o	Conduct additional dissolution studies if required by FDA.

•	Citius –

o	Conduct fasting bio-equivalence study for each strength

o	Conduct supplemental studies if necessary on local irritation and food effect

o	Compile and apply NDA and make commercially reasonable efforts to obtain the FDA approval

o	Launch and commercialize Products in the Territory.

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EXHIBIT C

PRODUCT RESEARCH AND DEVELOPMENT PLANS

Product Research and Development Plans for a Product

(A Plan will be completed for each Product)

Milestone or Function/Activity	Responsible Party	Estimated Timeline
1. Obtain Raw Material and key excipients	Alpex	done
2. Develop prototype formulation with acceptable taste	Alpex	Done
3. Develop and validate analytical method	Alpex	In process
4. Manufacture 3 bio-study batches	Alpex	In process
5 Perform stability	Alpex	TBD*
6. Write the CMC section of IND	Alpex	TBD
7. Identify CRO	Citius	TBD
8. File IND	Citius	TBD
9. Conduct bio-equivalency studies	Citius	TBD
10. Conduct support studies	Citius	TBD
11. Compile and file NDA	Citius	TBD

*TBD = to be determined

Each of the Parties recognize the need to be flexible in the development Schedule for the Products and agree to use commercially reasonable efforts to meet the development Schedule and to cooperate in good faith as to any extensions as may reasonably be required in the development timelines set forth above.

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EXHIBIT D

COG’s: Cost of Goods

The price per tablet is established at USD 0.12 / tablet FOB US Port/Airport.

The custom clearance and the local transportation will be the responsibility of Citius.

This price is based on the maximum cost of Phentermine API at $700/kg and subject to review from time to time if the cost of manufacturing and/or Phentermine changes as provided in Section 8.5.

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